SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”), dated this 26th day of June 2007, is between ALLIED HEALTHCARE INTERNATIONAL INC. (“Allied”) and TIMOTHY M. AITKEN (“Executive”)

1. RESIGNATION: Executive hereby tenders his resignation, effective immediately, as Board member, Chairman, and CEO of Allied and all its U.S. and U.K. affiliates and divisions including Allied Healthcare Group (all of which are collectively referred to below as the “Company”). Allied agrees to pay Executive all his base salary through the effective date of his resignation and shall have no further obligations to Executive other than as set forth below.

2. SETTLEMENT: The parties have agreed to settle all of their differences and have set forth the terms of their agreement below.

3. SEVERANCE PAYMENTS TO EXECUTIVE:

(a) Allied shall pay Executive the following severance payments, subject to the terms and conditions set forth herein, and subject to withholding, social security, payroll, and other applicable taxes and deductions, by or before the following dates:

$390,000 within two business days immediately after Allied’s receipt of this Agreement executed by Executive; and

$300,000 on the first business day after September 30, 2007; and

$200,000 on the first business day after December 31, 2007; and

$100,000 on the first business day after February 29, 2008.

(b) Allied’s obligation to make payment of the severance payments shall terminate if Executive engages in any willful and material breach of any of his obligations under section 4 below, but only if such breach causes substantial and provable economic or non-economic harm to the Company.

(c) Executive shall not be entitled to any Company employee benefits of any type following his resignation from employment, except that the Company shall renew Executive’s private health insurance and automobile insurance in the U.K. (on terms currently provided and subject to the rules of the applicable insurance scheme from time to time) for one additional year beyond their respective expiry dates and transfer the Executive’s current UK telephone number to the Executive’s name upon execution of this Agreement. Executive shall be solely responsible for any tax, national insurance, or other social security contributions payable in respect of the continuation of the above benefits.

4. POST-RESIGNATION COVENANTS: Unless otherwise required by law, the parties agree to the following covenants during the period immediately following execution of this Agreement and continuing through and including February 29, 2008:

(a) Executive agrees not to disparage the Company or its businesses, services, staff, management, officers, shareholders, or directors, and the Board of Directors of Allied {the “Board”) agrees not to disparage Executive. Although not contractually obligated to do so, each party pledges to continue their non-disparagement of the other(s) following February 29, 2008.

(b) Executive agrees not to take any action or make any statement that reasonably should be expected to result in any financial or non-financial harm to the Company.

(c) Executive agrees that prior to communicating with the media, a member of the financial community or the healthcare industry, a governmental official or body, or any Company staff or management about the Company, he shall first advise a designated member of the Board (to be so designated by the Board, but not including the Board member who name appears as the signatory of this Agreement on behalf of the Board) and he shall thereafter follow the lawful directions of such designated Board member, except as otherwise required by law. If unwilling or unable to do so, Executive shall not disregard such directions but rather shall contact the designated Board member or the then Chairman of the Board in an effort to resolve any concerns that Executive may express or to modify such directions.

5. OTHER EMPLOYMENT BY EXECUTIVE: Executive shall be entitled to engage in any employment or consulting work following his resignation. Employment or consulting for a business that competes with the Company shall not alone be regarded as a violation of any of the above covenants, and nothing shall prohibit Executive from commenting in a favorable manner about any other entity that he is employed by or consults with; provided, however, Executive shall at all times adhere to his obligations under section 9 below to maintain the confidentiality of the Company’s confidential information.

6. PRESS RELEASE: To the extent practicable, the parties shall confer on a mutually acceptable press release regarding Executive’s resignation; provided, however, that the final decision on the text and timing of a press release remains at all times with Allied.

7. WAIVERS AND RELEASES; U.K. AGREEMENT; COVENANTS NOT TO COMMENCE PROCEEDINGS:

(a) To the fullest extent permitted by law, Executive releases the Company and all of its and their employees, agents, officers, directors, shareholders, insurers, representatives, successors and assigns (the “Allied Released Parties”), from any and all claims, whether known or unknown or whether suspected or unsuspected by Executive, that he may have against the Allied Released Parties as of the date and time he signs this Agreement. This waiver and release includes but is not limited to any and all claims related to Executive’s employment with the Company; any and all claims for breach of his employment agreement with Transworld Healthcare, Inc. dated September 24, 2001 or for breach of any and all other express or implied agreements he entered into with the Company or Transworld Healthcare, Inc.; any and all claims based on civil wrongs (torts) or public policy; any and all claims arising under any local, state, federal or any other country’s laws, statutes, constitutions, or common law. Executive also waives any and all of such claims he may have against the Allied Released Parties.

(b) To the fullest extent permitted by law, the Company releases Executive and his heirs, executors, personal representatives, successors and assigns (the “Executive Released Parties”) from any and all Known Claims (as described below) that the Company may have against the Executive Released Parties as of the date and time Allied signs this Agreement. This waiver and release includes but is not limited to all Known Claims arising under any and all agreements Executive entered into with the Company and any and all agreements he entered into with Transworld Healthcare, Inc. including the employment agreement dated September 24, 2001, as well as all Known Claims based on civil wrongs (torts), public policy; or any local, state, federal or any other country’s laws, statutes, constitutions, or common law. The Company also waives any and all such Known Claims it may have against the Executive Released Parties. The phrase “Known Claims” in this subsection (b) shall only include any such claims that are based upon specific facts of which the Board as a whole, or a committee of the Board, or two or more members of the Board (not including Executive) has actual knowledge; the phrase does not include claims based on specific facts of which of which the Board as a whole, or a committee of the Board, or two or more members of the Board is/are unaware or only has constructive knowledge.

(c) The parties and Executive’s attorney (Ramyar Moghadassi, Esquire) agree to read, date, and sign (concurrent with the execution of this Agreement) the U.K. Compromise Agreement (the “U.K. Agreement”) attached hereto.

(d) To the fullest extent permitted by law, Executive agrees not to commence any proceedings in any court or other tribunal against the Allied Released Parties with regard to any of the claims he has waived and released in section 7(a) of this Agreement or in the attached U.K. Agreement. To the fullest extent permitted by law, the Company agrees not to commence any proceedings in any court or other tribunal against the Executive Released Parties with regard to any of the Known Claims it has waived and released in section 7(b) of this Agreement.

8. RETURN OF ALL COMPANY PROPERTY: In addition to any obligation Executive may have under law, Executive acknowledges that he has already returned to the Company , and/or agrees to return to the Company promptly after his resignation, all property in Executive’s possession, custody, or control that belongs to the Company. Such property includes, but is not limited to, keys, entry cards, laptops, computer and electronic equipment, disks, drives, tapes, and other storage or memory devices, software, corporate credit cards, Executive work product (whether produced by Executive or another employee of the Company), and all files, documents, papers, and information in any tangible form, however maintained or stored, including originals, copies, summaries, and excerpts in any medium, relating in any fashion to the business of the Company or its customers, vendors, contracting agencies, employees, or services.. The only forms of property excepted from this section of the Agreement are (a) documents referring to Executive’s compensation and benefits that do not contain any references to any other employee of the Company; and (b) specific non-confidential documents for which Executive has received the express, prior written consent to retain by the new Chairman of the Board of Allied (following Executive’s resignation). Any such requests will be given good faith consideration by the Company.

9. RESTRICTIONS ON USE AND DISCLOSURE OF CONFIDENTIAL OR PROTECTED INFORMATION: Except as provided below, Executive agrees that he will neither use for his own benefit or the benefit of anyone other than the Company, nor disclose to anyone outside the Company, whether directly or indirectly, any of the following information belonging to the Company: confidential, proprietary, or trade secret information made available to Executive or of which Executive became aware during his employment by the Company that relates in any fashion to the Company, including but not limited to information relating to the Company’s businesses, operations, know-how, systems, programs, software, pricing, employees, suppliers, competitors, or customers. The only exceptions to the restrictions set forth in this paragraph are: (a) where such information is widely known in the industry, except if such knowledge results from Executive’s breach of this Agreement; (b) where necessary to comply with any legal obligation, such as a court order or subpoena; or (c) where Executive has the express, prior written consent from the new Chairman of the Board of Allied (following Executive’s resignation) to use or disclose specific information. Any such requests for consent will be given good faith consideration by the Company.

10. NON-SOLICITATION AND NON-EMPLOYMENT OF EMPLOYEES OF THE COMPANY: For a period of 18 months following his resignation, Executive agrees not to, directly or indirectly, solicit, induce, encourage, or facilitate the resignation of any Company employee or solicit, induce, encourage, or facilitate the hiring or retention of any Company employee by another person or entity, whether as an employee, consultant, or independent contractor, unless such Company employee has not been employed by the Company at such time for 12 months or more or unless Executive has the prior express written agreement of the new Chairman of the Board of Allied (following Executive’s resignation) to take action that would otherwise violate this section of the Agreement.

11. CONSEQUENCES OF BREACH: To the fullest extent permitted by law, in the event any party finds it necessary to initiate any proceedings to enforce any provision of this Agreement or the U.K. Agreement, the prevailing party shall be entitled to his or its legal fees paid for by the non-prevailing party, in addition to any legal or equitable relief to which it is also entitled and in addition to the remedies described in section 3(b) above, if applicable. In the event of a breach or threatened breach of any of the covenants set forth in section 4 of this Agreement, the Company shall be entitled to seek from a court of competent jurisdiction or other tribunal a temporary restraining order, preliminary and/or permanent injunction, and any other form of relief (without the requirement of posting a bond or other security).

12. NO VIOLATIONS OF LAW: Both parties acknowledge that neither is aware of any violation of any laws or other wrongdoing by the other party or by any of the Allied Released Parties or the Executive Released Parties.

13. LIMITED ENFORCEMENT; PARTIAL INVALIDITY: The Company shall have the option and right to enforce any provision in this Agreement to a lesser or more limited extent than the Agreement provides, upon written notice to Executive. If any provision of this Agreement is declared to be unreasonable or excessively broad by a court or other tribunal, the parties request, to the fullest extent permitted by law, that the court or other tribunal interpret such provision in such a manner so as to provide the greatest degree of protection for the Company. If any portion of this Agreement is found by a court or other tribunal to be void or contrary to law, and the court or tribunal cannot or chooses not to modify it in such a manner so to make that portion valid and enforceable, then such portion shall be severed from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

14. CHOICE OF LAWS; FORUM SELECTION; CONSENT TO JURISDICTION; NO OTHER REPRESENTATIONS; BINDING EFFECTS; ASSIGNMENT: This Agreement shall be governed by and interpreted for all purposes consistent with the substantive laws of New York and not the laws of any other country, state, province, or territory. The parties agree that any dispute arising from this Agreement and any enforcement of this Agreement shall, to the fullest extent permissible under law, be determined in the courts in the City and State of New York. The parties consent to jurisdiction in the state and federal courts in the City and State of New York. Executive agrees not to seek to move or transfer the proceeding to a different court than the one in which the Company commences an action, and agrees that service of legal process and other legal papers by ordinary mail or overnight express courier to Executive’s last known business or residence address shall be good and sufficient service to the fullest extent of the law. The parties waive their right to trial by jury in any judicial proceeding brought to enforce this Agreement. Executive acknowledges that there are no representations by the Company other than those specifically set forth in this Agreement. This Agreement is binding on, may be enforced by, and shall inure to the benefit of Executive, Executive’s heirs, executors, and legal representatives as well as the Company and its successors and assigns. The Company may assign its rights under this Agreement at any time with or without notice to Executive.

15. ENTIRE AGREEMENT; NO ORAL MODIFICATION OR WAIVER; SECTION HEADINGS; COUNTERPARTS AND SIGNATURES: This is the entire agreement of the parties and supersedes all prior and other agreements between the Executive and the Company except for the attached U.K. Agreement, which is being executed simultaneously herewith. It is expressly understood and agreed that the Employment Agreement between Executive and Transworld Healthcare, Inc. dated September 24, 2001 and any other agreements between Executive and Transworld Healthcare, Inc. are hereby null and void. This Agreement may not be modified, waived, or terminated unless agreed to in a writing signed by Executive and Allied. No failure to act on the part of the Company shall be construed as a waiver or relinquishment of any rights hereunder. The section headings and titles are not part of this Agreement; they are for the convenience of the parties only. The parties may sign true and correct counterparts of this Agreement and the U.K. Agreement, each of which shall constitute an original and all of which shall constitute the entire agreement between the parties. A faxed or electronically transmitted signature shall be valid as an original signature.

[Remainder of Page Left Blank Intentionally]

16. ACKNOWLEDGEMENT AND AGREEMENT: The parties each acknowledge by their signature below that they fully understand the terms and conditions above, and that each has been duly represented by competent counsel admitted in both the U.S. and U.K.

AGREED:

/s/ T.M. Aitken	Dated: 2 July, 2007
Timothy M. Aitken

Allied Healthcare International Inc.

By:	/s/ Jeffrey Peris	Dated: 6/23/2007
Jeffrey Peris Board Member On behalf of the AHCI (Allied) Board

U.K. Compromise Agreement

Allied Healthcare International Inc.

and

Timothy M. Aitken

WITHOUT PREJUDICE-SUBJECT TO CONTRACT

26 June 2007

THIS DEED is made on June 26, 2007

BETWEEN:

(1)	Allied Healthcare International Inc. whose registered office is at 245 Park Avenue, 39th Floor, New York, NY 10167 (the “Company”); and
(2)	Timothy M. Aitken whose address is 122 Runnymede Drive, East Hampton, New York (the “Executive”).

RECITALS

(A)

The Executive has been employed by the Company under the terms of an agreement (the “Agreement”) dated 24 September 2001 made between the Executive and Transworld Healthcare Inc. (the name of the Company at the time the Agreement was entered into by the parties).

(B)	The Executive is resigning his employment and membership on the Board and his role as the Chairman of the Board of the Company and all its Group Companies and affiliates.
(C)	The Company is entering into this agreement for itself and as agent for all its Group Companies and affiliates and is duly authorised on their behalf.
(D)

The Executive has received independent legal advice from a qualified lawyer as to the terms and effect of this agreement and is aware that he has those potential claims against the Company which are listed and have been raised in clause 4.

THE PARTIES AGREE AS FOLLOWS:

In this agreement the following terms shall have the meanings set out below:

“Group Company” means the Company any firm, company, corporation or other organization that:

(a)	is directly or indirectly controlled by the Company; or
(b)	directly or indirectly controls the Company; or
(c)	is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; and

“Termination Date” means June 26, 2007 or such other date that the executive tenders his voluntary resignation in a separate written communication or in a signed agreement with the Company.

2.	RESIGNATION OF EMPLOYMENT
2.1	The Executive confirms the termination of his employment with the Company and any Group Companies by reason of his resignation with effect from the Termination Date.

3.	RESIGNATION AND SETTLEMENT AGREEMENT

The Executive is entering into a separate U.S. Settlement agreement with the Company under which he will receive lawful and sufficient consideration from the Company (the “Settlement”). The Settlement shall be subject to clause 4 below.

4.	WAIVER OF CLAIMS
4.1

The Executive agrees that he has carefully considered all the facts and circumstances relating to his office and employment and their termination and accepts the Settlement and other terms of this agreement in full and final settlement of:

(a)	the following particular claims:
(i)	all claims for damages for breach of contract;
(ii)	unfair dismissal claims;
(iii)	claims for discrimination on the grounds of sex, marital status/civil partnership, race, national or ethnic origins, disability, religion or belief, sexual orientation or age;
(iv)	claims for victimization;
(v)	claims for unlawful deductions from wages;
(vi)	claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of part IVA, section 47B of the Employment Rights Act 1996;
(b)	the following additional claims:
(i)	claims in relation to redundancy;
(ii)	claims for discrimination on the grounds of trade union membership or part-time or fixed-term status;
(iii)	claims under the Working Time Regulations 1998;
(iv)	claims under the Protection from Harassment Act 1997;
(v)	claims in relation to the failure to provide written particulars of employment under section 1 of the Employment Rights Act 1996 (as amended);
(vi)	a claim for compensation under section 13 of the Data Protection Act 1998; and

(vii)	claims relating to personal or industrial injury including without limitation any stress related claim;
(c)

any other rights or action whatsoever and howsoever arising (whether under common law, statute, European Community law or otherwise) whether in the United Kingdom or any other country or jurisdiction and whether contemplated or not which he as or may have against any Group Company or its or their employees or officers arising out of his employment or its termination or his directorships or past directorships or their termination and he irrevocably waives any such claims or rights of action which he now has or may become aware of hereafter.

5.	WARRANTY

The Executive warrants that he has no claims against Group Company or their employees or officers other than those raised in clause 4.1(a), (b) and (c) and acknowledges that the Company is relying on this warranty in entering into this agreement.

6.	LEGAL EXPENSES

The Company shall within 14 days of the date of this agreement on the production of an appropriate copy VAT invoice addressed to the Employee but marked as payable by the Company, pay to the Employee’s relevant independent adviser as referred to in clause 7 below the Employee’s legal expenses relating exclusively to the negotiation and preparation of this agreement, up to a maximum of £7,500 plus VAT. Payment will be made directly to the UK bank account of the Employee’s legal adviser as specified in the above-referenced VAT invoice.

7.	INDEPENDENT LEGAL ADVICE
7.1	The Executive warrants that:
(a)

having received independent legal advice from Ramyar Moghadassi of Moghadassi & Associates, a qualifier lawyer, he has raised all and any claims, complaints or potential proceedings that he may have arising out of his employment which ends by virtue of his resignation on the Termination Date, namely those claims listed in clause 4.1(a)(b) and (c);

(b)

he has received independent legal advice from Ramyar Moghadassi as to the terms and effect of this agreement and the fact that he will be precluded from bringing a claim against any Group Company relating to his employment or his directorships or their termination as a result of his resignation or any other reason including (but not limited to) any claim for breach of contract, unfair dismissal, discrimination on the grounds of race, marital status, civil partnership, disability, religion or belief, sexual orientation, age, or claims that he has been dismissed or has otherwise suffered a detriment for making a qualifying and protected disclosure for the purposes of part IVA of the Employment Rights Act 1996;

(c)	the solicitor who advised him holds (and held at the time the advice was given) a current practicing certificate issued by The Law Society;
(d)

there is (and was at the time the advice was given) a contract of insurance or any indemnify provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice;

(e)	he has received satisfactory evidence of the above facts;
(f)	neither Ramyar Moghadassi nor Moghadassi & Associates acted for any Group Company in relation to the termination of the Executive’s employment with the Company or this agreement; and
(g)	Ramyar Moghadassi shall provide the Company with a letter in the form set out in schedule 1.
8.	COMPLIANCE WITH LEGISLATION

The conditions regulating compromise agreements contained in section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, schedule 3A of the Disability Discrimination Act 1995, section 203 of the Employment Right Act 1996, Regulation 35(2) of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act, 1998, Regulation 41(3) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-time Workers, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and Regulation 10 of the Fixed-term Employees (Prevention of Less Favourble Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003 and Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004 and the Data Protection Act 1998 have therefore been satisfied.

9.	WITHOUT PREJUDICE

Once executed by both parties this agreement will form an open and binding agreement notwithstanding the fact that the front sheet is marked “without prejudice” and “subject to contract”.

10.	THIRD PARTIES RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company. No person other than their parties to this agreement and any Group Company and the directors of any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

11.	SEVERABILITY

If any provision or part of a provision of this agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

12.	COUNTERPARTS

This agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart or a signature page by facsimile or by other electronic means shall take effect as delivery of an executed counterpart of this agreement provided that the relevant party shall give the other the original of such page as soon as reasonably practicable thereafter; provided further that the failure to provided such original shall not invalidate the parties’ execution or the agreement.

13.	GOVERNING LAW AND JURISDICTION
13.1

This agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in ay way relating to this agreement or its formation) shall be governed by and construed in accordance with English law. It is understood and agreed that any dispute, controversy, proceedings or claim of whatever nature arising out of or any way relating to the U.S. Resignation and Settlement Agreement shall be governed by and construed in accordance with the laws set forth in that agreement.

13.2

Each of the parties to this agreement irrevocably agrees that the courts of England and Wales shall hive exclusive jurisdiction to her and decide any suit, action or proceedings, and/or to settle any disputes which may arise out of or in connection with this agreement and, for thes purposes each party irrevocably submits to the jurisdiction of the courts of England and Wales.

IN WITNESS whereof this agreement ahs been executed as a deed and delivered on the date first written.

Signed as a deed by

Timothy M. Aitken

In the presence of:

Witness signature:

Witness address:

Witness occupation:

Signed by Jeffery Peris for and on behalf of Allied Healthcare International Inc.: ______________

SCHEDULE 1

Letter from Adviser

[To be typed on the headed notepaper of Moghadassi & Associates]

__ June 2007

Dear Sirs

Re: Allied Healthcare International Inc (the “Company”) and Timothy M Aitken (the “Executive”)

We refer to the agreement between the Company and the Executive, our client, dated 26 June 2007, a copy of which is attached (the “U.K. Compromise Agreement”) and confirm that:

1.

Ramyar Moghadassi has given the Executive independent legal advice as to the terms and effect of the Compromise agreement and, in particular, that he will be precluded from bringing a claim in the Employment Tribunal against any Group Company (as defined in the Compromise agreement) including (but not limited to) breach of contract, or under the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the Working Time Regulations 1998, the Employment Equality (Religion or Belief) Regulations 2003, the Employment (Sexual Orientation) Regulations 2003, the Employment Equality (Age) Regulations 2006, the Executive’s contract of employment or the Data Protection Act 1998;

2.	Ramyar Moghadassi is a solicitor of the Supreme Court of England and Wales and holds (and held at the time the advice was given) a current practicing certificate issued by The Law Society;
3.

Moghadassi & Associates holds, and held at the time the advice was given, a current policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of the advice; and

4.	Neither Moghadassi & Associates nor Ramyar Moghadassi acted for any Group Company in relation to the termination of the Executive’s employment with the Company or the Compromise agreement.

Yours faithfully

Ramyar Moghadassi
for and on behalf of
Moghadassi & Associates